EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contact:
Lindsay S. Bixler
Executive Vice President and Chief Financial Officer
(610) 215-2327

PB BANKSHARES, INC. ANNOUNCES 2022 FIRST QUARTER FINANCIAL RESULTS

Coatesville, Pennsylvania, April 27, 2022 — PB Bankshares, Inc. (the “Company”) (NASDAQ: PBBK), the holding company for Presence Bank (the “Bank”), reported unaudited net income of $245,000 for the first quarter ended March 31, 2022 compared to $51,000 for the same period in 2021. Earnings per share (EPS) were $0.10 for the first quarter 2022.

Income Statement

Net interest income was $2.2 million for the three months ended March 31, 2022 compared to $1.7 million, for the same period in 2021. The period over period increase was primarily due to the increase in interest income on loans driven by the increase in average loans and the decrease in interest expense on deposits.

The Company recorded a $90,000 provision for loan losses for the three months ended March 31, 2022 compared to a $69,000 provision for loan losses, for the same period in 2021.  The increase in the provision for loan losses for the first quarter 2022 compared to the same period in 2021 was primarily due to loan growth during the current quarter. The allowance for loan losses was $3.2 million, or 1.16%, of loans outstanding at March 31, 2022 and $3.1 million, or 1.24%, of loans outstanding at December 31, 2021. Total non-performing assets decreased to $1.6 million at March 31, 2022 from $1.7 million at December 31, 2021.  The non-performing assets to total assets ratio was 0.43% and 0.52% as of March 31, 2022 and December 31, 2021, respectively.
Noninterest income was $122,000 for the three months ended March 31, 2022 compared to $153,000, for the same period in 2021. The primary reason for the decrease in noninterest income was $40,000 of unrealized loss on equity investments due to the decrease in market value of the associated asset for the three months ended March 31, 2022 compared to $15,000 of loss for the same period in 2021.

Noninterest expense was $1.9 million for the three months ended March 31, 2022 compared to $1.7 million, for the same period in 2021. The quarter over quarter increase was primarily due to an increase in salaries and employee benefits, professional fees and Pennsylvania shares tax. The largest increase for the period was attributable to the Pennsylvania shares tax as the Bank in now subject to the tax as a result of the mutual to stock conversion.

Paycheck Protection Program

The Bank originated approximately $6.0 million of Paycheck Protection Program (“PPP”) loans in the first and second quarters of 2021.  As of March 31, 2022, all PPP loans originated by the

Bank were fully forgiven. $28,000 of loan income (interest and fees, net) for PPP loans was recognized during the three months ended March 31, 2022.
Balance Sheet

Total assets increased $53.5 million to $368.4 million at March 31, 2022 from $314.9 million at December 31, 2021. The increase in assets was primarily due to increases in net loans receivable and cash and cash equivalents. Gross loans increased $25.5 million to $278.5 million, or 10.1%, at March 31, 2022 from December 31, 2021, primarily as a result of the increase in the commercial real estate portfolio as the Bank continues its focus on commercial lending. Cash and cash equivalents increased as a result of additional FHLB advances and the increase in deposit accounts. Deposits increased by $35.0 million to $286.1 million at March 31, 2022 from December 31, 2021, primarily due to increases in certificate of deposits, money market and interest-bearing demand deposits. Stockholders’ equity decreased $610,000 to $45.2 million at March 31, 2022 from $45.8 million at December 31, 2021 as a result of accumulated other comprehensive loss on the debt securities available-for-sale resulting from the increase in market interest rates, partially offset by current quarter net income.

Forward-Looking Statements

Certain statements contained herein constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and are intended to be covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Such statements may be identified by words such as “may,” “will,” “would,” “intend,” “believe,” “expect,” “plan,” “estimate,” “anticipate,” “continue,” or similar terms or variations on those terms, or the negative of those terms.
These forward-looking statements are based on current beliefs and expectations of the Company’s and the Bank’s management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond the Company’s and the Bank’s control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Actual results may differ materially from those set forth in the forward-looking statements as a result of numerous factors.  Factors that could cause such differences to exist include, but are not limited to: risks related to the real estate and economic environment, particularly in the market areas in which the Company and the Bank operate; fiscal and monetary policies of the U.S. Government; inflation; changes in government regulations affecting financial institutions, including regulatory compliance costs and capital requirements; fluctuations in the adequacy of the allowance for loan losses; decreases in deposit levels necessitating increased borrowing to fund loans and investments; the effects of the COVID-19 pandemic; operational risks including, but not limited to, cybersecurity, fraud and natural disasters; the risk that the Company may not be successful in the implementation of its business strategy; changes in prevailing interest rates; credit risk management; asset-liability management; and other risks described in the Company’s filings with the Securities and Exchange Commission, which are available at the SEC’s website, www.sec.gov.

The Company and the Bank caution prospective investors not to place undue reliance on any such forward looking statements, which speak only as of the date made. The Company disclaims any obligation to publicly release any revision made to any forward-looking statement to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.
About PB Bankshares, Inc. and Presence Bank

PB Bankshares, Inc. is the holding company for Presence Bank. Presence Bank was founded in 1919 and currently operates four banking offices and two loan production offices in Chester, Lancaster and Dauphin Counties, Pennsylvania.